SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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IBERIABANK CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2006

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of IBERIABANK Corporation to be held in the Gallery on the 4th floor at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana, on Wednesday, May 3, 2006 at 4:00 p.m., Central Time.

The matters to be considered by shareholders at the Meeting are described in the accompanying materials. Also enclosed is an Annual Report to Shareholders for 2005. Directors and officers of the Company, as well as representatives of the Company’s independent auditors, will be present to respond to any questions shareholders may have.

It is very important that you are represented at the Meeting. Whether or not you presently plan to attend the Meeting in person, please indicate your vote by using the enclosed proxy card or by voting via telephone or internet. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

We appreciate your continued support of, and interest in, IBERIABANK Corporation.

Sincerely,

/s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer

IBERIABANK CORPORATION

200 West Congress Street

Lafayette, Louisiana 70501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of IBERIABANK Corporation will be held in the Gallery on the 4th floor at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana, on Wednesday, May 3, 2006 at 4:00 p.m., Central Time (the “Meeting”), for the purpose of considering and acting on the following:

1.	election of three directors for three-year terms expiring in 2009;

2.	ratification of the appointment of Castaing, Hussey & Lolan, LLC as the Company’s independent auditors for the fiscal year ending December 31, 2006; and

3.	such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 21, 2006 are entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors

/s/ George J. Becker III
George J. Becker III
Secretary

Lafayette, Louisiana

April 3, 2006

Whether or not you expect to attend the Meeting, please vote by internet, or telephone, or complete the enclosed proxy and return promptly in the envelope provided. If you vote by internet or telephone, use the instructions on the enclosed proxy card. If you attend the Meeting, you may vote either in person or by proxy. Any proxy previously executed may be revoked by you in writing or in person at any time prior to its exercise.

IBERIABANK CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2006

IBERIABANK Corporation (the “Company”) is furnishing this proxy statement to its shareholders in connection with the solicitation of proxies on behalf of its Board of Directors for use at the 2006 Annual Meeting of Shareholders to be held on May 3, 2006 and at any adjournments or postponements thereof (the “Meeting”).

Your proxy will be voted in the manner you specify if you vote properly and timely by internet, telephone, or complete and return the enclosed proxy card. You may revoke your proxy by notifying the Company’s Secretary in writing or by filing a properly executed proxy of later date with the Secretary at or before the Meeting.

This proxy statement was mailed to each shareholder of record at the voting record date, on or about April 3, 2006. The cost of preparing and mailing the proxy materials as well as soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, fax, e-mail and telex. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting materials to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their expenses in so acting.

VOTING

The presence, in person or by proxy, of the holders of a majority of the total voting power of the Company will constitute a quorum at the Meeting. Only shareholders of record at the close of business on March 21, 2006 are entitled to notice of and to vote at the Meeting. On that date, 9,683,823 shares of common stock, par value $1.00 per share (“Common Stock”), were outstanding, each of which is entitled to one vote. Directors are elected by a plurality of the votes cast (Proposal I). The affirmative vote of a majority of the votes actually cast is required to ratify the appointment of the independent auditors (Proposal II).

Shareholders may vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors (Proposal I). If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. Shareholders may vote “FOR”, “AGAINST”, or “ABSTAIN” on Proposal II to ratify the appointment of the independent auditors. If you abstain from voting on Proposal II, your shares will be counted as present for purposes of establishing a quorum, but will not be counted as a vote cast for this proposal. If you just sign and submit your proxy card without voting instructions, your shares will be counted for purposes of establishing a quorum and will be voted “FOR” each director nominee and “FOR” Proposal II.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal as to which your broker does not have discretionary authority to vote. Shares registered in the names of brokers and similar persons who hold the shares for clients and do not receive voting instructions are generally not voted other than on the election of directors, ratification of independent auditors and other routine matters (“broker non-votes”). Broker non-votes will be treated as shares present for the purpose of establishing a quorum, but will not be considered as votes cast.

The form of proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve. It also confers discretionary authority with respect to matters incident to the conduct of the Meeting and with respect to any other matter presented to the Meeting if notice of such matter has not been delivered to the Company in accordance with the Company’s Articles of Incorporation. Except for procedural matters incident to the conduct of the Meeting, the Company does not know of any other matters that are to come before the Meeting. If any other matters are properly brought before the Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors.

Each share of Common Stock is entitled to one vote. Shares may not be voted at the Meeting unless the record owner is present or represented by proxy. A shareholder can be represented through the return of a physical proxy or by utilizing internet or telephone voting procedures. These procedures are designed to authenticate shareholders by use of a control number and allow shareholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the Meeting, if you later decide to attend and vote in person.

Participants in the Company’s Retirement Savings Plan will receive a proxy card for the Common Stock owned through this plan. Award recipients in the Recognition and Retention Plan also will receive a proxy card for the unvested portion of shares held in this plan. These proxy cards will serve as voting instruction cards for the trustees of these plans.

PROPOSAL I - ELECTION OF DIRECTORS

Directors and Nominees

The Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with each class elected by the shareholders for staggered three-year terms. At the Meeting, shareholders will be asked to elect one class of directors, consisting of three directors, for three-year terms expiring in 2009. The nominees of the Nominating and Corporate Governance Committee of the Board of Directors are currently directors and have not been nominated pursuant to any arrangement or understanding with any person.

The Bylaws of the Company currently provide for a Board of eleven persons.

Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the three nominees listed below. In the unanticipated event that any nominee is unable or unwilling to stand for election at the time of the Meeting, the Bylaws provide that the number of authorized directors will be automatically reduced by the number of such nominees unless the Board determines otherwise, in which case proxies will be voted for any replacement nominee or nominees recommended by the Nominating and Corporate Governance Committee.

The following table presents information as of the record date concerning the nominees and other directors of the Company.

Name	Age	Principal Occupation During the Past Five Years	Director Since(1)
Nominees For Terms To Expire In 2009:

Ernest P. Breaux, Jr.	61	Chairman/CEO of Iberia Investment Group, LLC, owner of Ernest P. Breaux Electrical, Inc., and Equipment Tool Rental & Supply, Inc.; Regional Operating Officer for Regions 1, 4 & Gulf Plains of Integrated Electrical Services (2001-2004)	1999

John N. Casbon	57	Executive Vice President, First American Title Insurance Company; Chief Executive Officer and President, First American Transportation Title Insurance Company	2001

Jefferson G. Parker	53	President, Howard Weil, Inc., (an energy investment boutique with equity research, institutional sales and trading efforts devoted exclusively to the energy industry) since October 2004; Senior Vice President-Institutional Equities, Howard Weil, Inc. (1976-2004)	2001
Directors Whose Terms Expire In 2007:

Elaine D. Abell	63	Attorney at Law	1993

William H. Fenstermaker	57	Chairman of the Board of the Company; Chairman and Chief Executive Officer of C.H. Fenstermaker and Associates, Inc. (oil and gas surveying, mapping, municipal engineering, environmental consulting and computer information system services)	1990

Larrey G. Mouton	64	Owner and Manager of Mouton Financial Services, LLC (investment counseling, tax services and insurance) since July 2002; Chairman, Acadiana Filter Services, Inc. since June 2004; Community Relations Officer of the Company from July 2000 to June 2002; Chief Executive Officer of the Company from February 1995 to July 2000; President of the Company and President and Chief Executive Officer of the Bank from February 1995 to July 1999	1985

O. Miles Pollard, Jr.	68	Private Investor	2003

(1)	Includes service as a director of IBERIABANK (the “Bank”), a wholly owned subsidiary of the company.

Name	Age	Principal Occupation During the Past Five Years	Directors Since(1)
Directors Whose Terms Expire In 2008:

Harry V. Barton, Jr.	51	Certified Public Accountant in private practice; In 2005, became a Registered Investment Advisor and sole owner/member of Barton Advisory Services, LLC	1993

Daryl G. Byrd	51	Chief Executive Officer of the Company since July 2000; President of the Company and President and Chief Executive Officer of the Bank since July 1999; President and Chief Executive Officer of Bank One New Orleans Region (1998-1999); Executive Vice President of First Commerce Corporation (1992-1998)	1999

E. Stewart Shea III	54	Vice Chairman of the Board of the Company; Managing Partner of The Bayou Companies, LLC; Managing Partner of Bayou Coating, LLC (oil and gas industry service company)	1990

David H. Welch	57	President, Chief Executive Officer and Director of Stone Energy Corporation since April 2004; Senior Vice President of BP America, Inc. (2003-2004); Vice President of BP, Inc. (1999-2003)	2005

(1)	Includes service as a director of the Bank.

Corporate Governance

Board of Director and Shareholder Meetings. The Board of Directors met 13 times during the fiscal year ended December 31, 2005. All directors attended at least 75% of the Board of Directors meetings and assigned committee meetings in 2005. The Company encourages director’s attendance at its annual shareholder meetings and requests that directors make reasonable efforts to attend such meetings. All of the members of the Board of Directors, other than Larrey G. Mouton, attended the 2005 annual meeting of shareholders.

Board of Director Independence. Each year, the Board of Directors reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ listing standards and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be “independent directors.” The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s Board members are directors or executive officers. After evaluating these factors, the Board of Directors has determined that Ms. Abell and Messrs. Barton, Breaux, Casbon, Fenstermaker, Parker, Pollard, Shea and Welch are independent directors of the Company within the meaning of applicable NASDAQ listing standards. Independent Board members met in executive session without management present four times during the year ended December 31, 2005.

Shareholder Communications. Shareholders may communicate directly with members of the Board of Directors or the individual chairman of a standing Board of Directors committee by writing directly to those individuals at the following address: 200 West Congress Street, Lafayette, Louisiana 70501. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office. The Board of Directors reserves the right to revise this policy in the event it is abused, becomes unworkable or otherwise does not efficiently serve the policy’s purpose.

Codes of Ethics. The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Board of Directors also has adopted a Code of Ethics that applies to all officers, other employees and directors. Links to both codes of ethics are on the “Investor Relations” portion of the Company’s website at: http://www.iberiabank.com. Any waiver or substantial amendments of the codes of ethics applicable to the Company’s directors and executive officers also will be disclosed in the Company’s website.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee and has adopted a charter for each of these three standing committees. The Board of Directors has determined that all of the directors who serve on these committees are independent within the meaning of applicable Securities and Exchange Commission (“SEC”) rules and NASDAQ listing standards.

Audit Committee. The members of the Audit Committee are Mr. Barton, who serves as the chairman, and Messrs. Breaux and Welch. Each of the members of the committee is independent within the meaning of applicable NASDAQ listing standards. The Board of Directors has determined that the Chairman of the Audit Committee, Mr. Barton, is an “audit committee financial expert” as defined in Item 401(h) of SEC Regulation S-K.

The Audit Committee has oversight responsibility for the quality and integrity of the Company’s financial statements. The committee meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee. The Audit Committee met sixteen times during 2005. The primary functions of the Audit Committee are to oversee: (i) the audit of the financial statements of the Company provided to the SEC, the shareholders and the general public; (ii) the Company’s internal financial and accounting processes; and (iii) the independent audit process. Additionally, the Audit Committee has responsibilities relating to: (i) registered public accounting firms; (ii) complaints relating to accounting, internal accounting controls or auditing matters; (iii) authority to engage advisors; and (iv) funding as determined by the Audit Committee. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter, as amended in 2004 and attached as Exhibit A to the Company’s proxy statement furnished in connection with the 2005 Annual Meeting of Shareholders and filed with the SEC on April 11, 2005.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent auditors, Castaing, Hussey & Lolan, LLC. The policy requires that all services to be provided by Castaing, Hussey & Lolan, LLC, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Castaing, Hussey & Lolan, LLC during 2005.

Compensation Committee. The members of the Compensation Committee are Mr. Shea, who serves as the chairman, and Messrs. Barton, Fenstermaker and Pollard, each of whom is a non-employee director and is also independent within the meaning of NASDAQ listing standards. The Compensation Committee met sixteen times during 2005. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning compensation, including incentive compensation, of the executive officers. The Compensation Committee also administers the Company’s stock incentive plans.

Nominating and Corporate Governance Committee. The independent members of the Board of Directors (i.e., Ms. Abell and Messrs. Barton, Breaux, Casbon, Fenstermaker, Parker, Pollard, Shea and Welch) serve as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or re-election to the Board of Directors, including those recommendations submitted by shareholders, the evaluation of the performance of the Board of Directors and its committees, and the evaluation and recommendation of corporate governance policies. In 2005, the Nominating and Corporate Governance Committee held four meetings. A link to the Nominating and Corporate Governance Committee Charter is on the “Investor Relations” portion of the Company’s website at: http://www.iberiabank.com.

It is a policy of the Nominating and Corporate Governance Committee that candidates for director possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate for the Company and serving the long-term interests of the Company’s shareholders. The committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the committee reviews such directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with the Company during the applicable time period; and (2) in the case of new director candidates, the committee first conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of NASDAQ listing standards, and then selects a candidate by majority vote. In seeking potential nominees, the Nominating and Corporate Governance Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the committee rejected a timely director nominee from a shareholder(s) holding more than 5% of the Company’s voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders provided the shareholders follow the procedures set forth in Article 6F of the Company’s Articles of Incorporation. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a shareholder or otherwise.

Article 6F of the Company’s Articles of Incorporation governs nominations of candidates for election as director at any annual meeting of shareholders and provides that such nominations, other than those made by the Board, may be made by any shareholder entitled to vote at such meeting if the nomination is made in accordance with the procedures set forth in Article 6F, which is summarized below.

A shareholder’s notice of nomination must be delivered to, or mailed and received at, the Company’s principal executive offices not later than 60 days before the anniversary date of the immediately preceding annual meeting of shareholders and must set forth (a) as to each person who the shareholder proposes to nominate for election as a director and as to the shareholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Company stock which are Beneficially Owned (as defined in Article 9A(e) of the Articles of Incorporation) by such person on the date of such shareholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder and any other shareholders known by such shareholder to be supporting such nominees and (ii) the class and number of shares of Company stock which are Beneficially Owned by such shareholder on the date of such shareholder notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice. To be timely under the Articles of Incorporation, nominations by any shareholder eligible to vote at the Meeting must have been received by the Company on or before March 12, 2006.

The Nominating and Corporate Governance Committee may reject any nomination by a shareholder not made in accordance with the requirements of Article 6F. Notwithstanding the foregoing procedures, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a shareholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of Article 6F.

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2005 or is a former officer of the Company or any of its subsidiaries.

Compensation of Directors

All Company directors are also directors of the Bank. During 2005, members of the Board of Directors received fees of $2,500 per month for their services as directors of the Bank, except for the Chairman, who received a fee of $2,875 per month, and Mr. Byrd, who was not compensated for such service. In 2005, each director was awarded 813 shares of restricted Common Stock. The restricted shares under the award will vest at the rate of one-third (33-1/3%) upon each of the three anniversaries of the annual meeting of the Company’s shareholders following the date of the award and will be subject to other terms and conditions of the restricted stock award agreement. Members of the Board of Directors receive no additional compensation for their participation on any committee or for other services as directors of the Company.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes, as of the record date, certain information as to the Common Stock beneficially owned by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Company to be the beneficial owner of more than 5% of its Common Stock, (ii) the directors of the Company, (iii) the executive officers of the Company identified in the Summary Compensation Table elsewhere herein (“Named Executive Officers”) and (iv) all directors and executive officers of the Company as a group.

	Common Stock Beneficially Owned as of Record Date (1) (2) (3) (4)
Name of Beneficial Owner	Amount		Percentage
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	544,627	(5)	5.62%
IBERIABANK Corporation Retirement Savings Plan Trust 200 West Congress Street Lafayette, Louisiana 70501	603,792	(6)	6.24%
Directors:
Elaine D. Abell	46,341		*
Harry V. Barton, Jr.	27,188		*
Ernest P. Breaux, Jr.	23,001		*
Daryl G. Byrd	411,208		4.13%
John N. Casbon	14,437		*
William H. Fenstermaker	47,551		*
Larrey G. Mouton	111,249		1.15%
Jefferson G. Parker	47,488		*
O. Miles Pollard, Jr.	4,375		*
E. Stewart Shea III	89,301		*
David H. Welch	813		*
Named Executive Officers who are not Directors:
Michael J. Brown	166,675		1.70%
John R. Davis	177,412		1.81%
Michael A. Naquin	87,456		*
George J. Becker III	132,665		1.36%
All directors and executive officers as a group (17 persons)	1,512,344		14.39%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Unless otherwise indicated, shares are held with sole voting and investment power.

(2)	Includes shares of Common Stock owned directly by directors and executive officers as well as shares held by their spouses, minor children and trusts of which they are trustees. Also includes shares allocated to the accounts of participants in the Company’s Retirement Savings Plan.

(3)	Includes all shares that may be acquired upon the exercise of stock options as of the record date, as follows: 3,125 shares by Ms. Abell; 8,125 shares by Mr. Barton; 10,291 shares by Mr. Breaux; 279,124 shares by Mr. Byrd; 10,313 shares by Mr. Casbon; 3,125 shares by Mr. Fenstermaker; 3,125 shares by Mr. Mouton; 9,415 shares by Mr. Parker; 3,125 shares by Mr. Pollard; 28,286 shares by Mr. Shea; 116,245 shares by Mr. Brown; 112,018 shares by Mr. Davis; 101,736 shares by Mr. Becker; 57,621 by Mr. Naquin and 822,900 shares by all directors and executive officers as a group.

(Footnotes continued on next page)

(4)	Includes unvested restricted shares that may be voted by the following persons: 53,542 shares by Mr. Byrd; 25,801 shares by each of Messrs. Brown and Davis; 12,731 shares by Mr. Becker; 25,625 shares by Mr. Naquin; and 31,617 shares by all directors and executive officers as a group.

(5)	Shares are as reported in the latest Schedule 13G filed by Goldman Sachs Asset Management, L.P., an investment advisor, which disclaims ownership of any securities managed on its behalf by third parties.

(6)	Effective March 31, 2005, the Employee Stock Ownership Plan (“ESOP”) Trust’s 10,334 shares of Common Stock were allocated to the accounts of participating employees. Beneficial ownership of the Named Executive Officers includes their respective shares received in this allocation. On April 1, 2005 the ESOP merged with the IBERIABANK Corporation Profit Sharing Plan and Trust creating the IBERIABANK Corporation Retirement Savings Plan of which the Delaware Charter Guarantee & Trust Company, dba Principal Trust Company, is the trustee (“Trustee”). As of the record date, 545,685 shares were held by the IBERIABANK Corporation Retirement Savings Plan representing shares of Common Stock previously held by both plans. Under the terms of the IBERIABANK Corporation Retirement Savings Plan, the Trustee must vote all shares held therein in accordance with the instructions of the participating employees. Shares for which employees do not give instructions are voted in the in the same proportion as shares for which voting instructions were provided by participants on any matter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each of the Company’s directors and executive officers, and each beneficial owner of more than ten percent of the Company’s common stock, to file with the SEC an initial report of the person’s beneficial ownership of the Company’s equity securities and subsequent reports regarding changes in such ownership. To the best of the Company’s knowledge each person who was so subject to Section 16(a) with respect to the Company at any time during 2005 filed, on a timely basis, all reports required for the year pursuant to Section 16(a).

CERTAIN TRANSACTIONS

Directors and executive officers of the Company and members of their families, as well as companies with which they or their families are associated, were customers of the Bank in the ordinary course of business during 2005. All loans and commitments to them by the Bank were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

Edward C. Abell, Jr. is the husband of Elaine D. Abell, a director of the Company and the Bank, and is an attorney with the Onebane Law Firm which the Bank retained during 2005 and expects to retain from time to time during 2006. In the year ended December 31, 2005, the Onebane Law Firm received fees of $315,648 for legal services to the Bank. The total fees paid to the Onebane Law Firm during 2005 did not exceed 5% of the law firm’s gross revenues for that year.

W. Douglas Burch is the husband of Marilyn W. Burch, an executive officer of the Company and the Bank, and is an insurance agent with Burch, Marcus, Pool, Krupp, Daniel & Babineaux, a division of Arthur J. Gallagher, Inc. (“Burch Marcus”), which provided insurance coverage through various insurance carriers to the Company and the Bank during 2005 and is expected to provide insurance coverage during 2006. In the year ended December 31, 2005, Burch Marcus received premiums of $270,422 for insurance coverage provided to the Company and the Bank.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned or awarded for services rendered in all capacities for the years indicated, by the individual who served as the Company’s Chief Executive Officer during 2005 and by its other four most highly compensated Named Executive Officers.

	Annual Compensation (1)					Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Restricted Stock Award(s) (2)		No. Securities Underlying Options/SARs	All Other Compensation(3)
Daryl G. Byrd	2005	$407,308	(4)	$—	(5)	$652,960	(6)	35,000	$3,966
President and	2004	368,757		—		514,760	(7)	43,750	22,865
Chief Executive Officer	2003	337,077		327,750		599,250	(8)	31,250	22,606
Michael A. Naquin	2005	$215,000		$—	(5)	$266,550	(9)	13,871	$735
Sr. Executive	2004	157,586		50,000		880,500	(10)	43,750	—
Vice President
Michael J. Brown	2005	$214,616		$—	(5)	$266,550	(11)	13,871	$3,966
Sr. Executive	2004	201,013		—		270,750	(12)	20,000	22,865
Vice President	2003	185,000		140,000		344,850	(13)	18,125	22,606
John R. Davis	2005	$214,616		$—	(5)	$266,550	(11)	13,871	$3,966
Sr. Executive	2004	201,013		—		270,750	(12)	20,000	22,865
Vice President	2003	185,000		140,000		344,850	(13)	18,125	22,606
George J. Becker III	2005	$177,308		$38,190		$141,419	(14)	7,361	$3,820
Executive Vice	2004	172,082		62,000		114,000	(15)	16,875	22,175
President & Secretary	2003	160,000		110,000		137,940	(16)	16,250	22,036

(1)	Other annual compensation in the form of perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer in 2005, 2004 or 2003 and, as such, is not included in this table.

(2)	Reflects the value of shares of restricted stock granted as of the date of each grant. Such restricted stock vests over seven years from the date of grant.

(3)	Represents the fair market value of the shares of Common Stock allocated to the named individual’s account pursuant to the ESOP as of the date of the allocation, plus any cash allocation. The most recent fiscal year’s allocation is based on currently available estimates and may be adjusted.

(4)	Effective February 27, 2006, Mr. Byrd’s annual base salary was increased to $446,900.

(5)	See “Report of the Compensation Committee.”

(6)	Represents 13,750 shares of restricted Common Stock granted in 2005, which had the indicated value on the date of grant and a fair market value of $701,388 on December 31, 2005.

(7)	Represents 10,625 shares of restricted Common Stock granted in 2004, which had the indicated value on the date of grant and a fair market value of $564,060 on December 31, 2004.

(8)	Represents 18,750 shares of restricted Common Stock granted in 2003, which had the indicated value on the date of grant and a fair market value of $885,000 on December 31, 2003.

(9)	Represents 5,613 shares of restricted Common Stock granted in 2005, which had the indicated value on the date of grant and a fair market value of $286,319 on December 31, 2005.

(10)	Represents 18,750 shares of restricted Common Stock granted in 2004, which had the indicated value on the date of grant and a fair market value of $995,400 on December 31, 2004.

(11)	Represents 5,613 shares of restricted Common Stock granted in 2005, which had the indicated value on the date of grant and a fair market value of $286,319 on December 31, 2005.

(12)	Represents 5,937 shares of restricted Common Stock granted in 2004, which had the indicated value on the date of grant and a fair market value of $315,210 on December 31, 2004.

(13)	Represents 9,375 shares of restricted Common Stock granted in 2003, which had the indicated value on the date of grant and a fair market value of $442,500 on December 31, 2003.

(14)	Represents 2,978 shares of restricted Common Stock granted in 2005, which had the indicated value on the date of grant and a fair market value of $151,908 on December 31, 2005.

(15)	Represents 2,500 shares of restricted Common Stock granted in 2004, which had the indicated value on the date of grant and a fair market value of $132,720 on December 31, 2004.

(16)	Represents 3,750 shares of restricted Common Stock granted in 2003, which had the indicated value on the date of grant and a fair market value of $177,000 on December 31, 2003.

Stock Options

In 2005, the Named Executive Officers were granted options to purchase 83,974 shares of Common Stock at an exercise price of $47.49 per share. In each case the exercise price was based on the fair market value of the Common Stock on the date of grant.

The following table sets forth certain information concerning the grant of stock options to the Named Executive Officers during 2005.

Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($ per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
					5% ($)	10% ($)
Daryl G. Byrd	35,000	17.11%	$47.49	3/21/15	$990,086	$2,561,051
Michael A. Naquin	13,871	6.78%	47.49	3/21/15	392,385	1,014,981
Michael J. Brown	13,871	6.78%	47.49	3/21/15	392,385	1,014,981
John R. Davis	13,871	6.78%	47.49	3/21/15	392,385	1,014,981
George J. Becker III	7,361	3.60%	47.49	3/21/15	208,229	538,626

(1)	Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend, in part, on the future performance of the Common Stock, the option holder’s continued employment throughout the option period and the date on which the options are exercised.

The following table sets forth information concerning the value of stock options held at December 31, 2005 by the Named Executive Officers.

Name	Shares Acquired on Exercise	Value of Realized(1)	Number of Unexercised Options at Year End		Value of Unexercised In-The-Money Options at Year End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Daryl G. Byrd	4,000	$149,720	279,123	—	$6,396,538	$—
Michael A. Naquin	—	—	57,621	—	226,041	—
Michael J. Brown	9,750	363,937	122,246	—	3,017,102	—
John R. Davis	26,226	1,065,321	105,770	—	2,345,945	—
George J. Becker III	—	—	101,736	—	2,736,724	—

(1)	Based upon the difference between the fair market value of the Common Stock underlying the options at exercise date and the exercise price of the options.

(Footnotes continued on next page)

(2)	Calculated by determining the difference between the fair market value of the Common Stock underlying the options at December 31, 2005 ($51.01 per share) and the exercise price of the options. An option is in the money if the fair market value of the underlying security exceeds the exercise price of the option.

Effective February 20, 2006, the Compensation Committee of the Board of Directors approved a restricted stock award of 10,420 shares of the Common Stock to Mr. Byrd. The value of the shares was $59.06 per share on the date of the award. On February 20, 2006, Mr. Byrd was also granted options to purchase 25,630 shares of Common Stock at an exercise price of $59.06 per share. The term of the option is 10 years. The restricted stock award and the option will vest over a seven-year period commencing with the first anniversary of the date of the award and grant.

Effective March 3, 2006, the Compensation Committee approved restricted stock awards and option grants to the following Named Executive Officers:

Award Recipient	Restricted Stock Award	Common Stock Underlying Options
Michael J. Brown	4,741	11,556
John R. Davis	4,741	11,556
Michael A. Naquin	4,741	11,556

The value of the shares on the date of the restricted stock awards and the exercise price of the options each were $57.66 per share. The term of the options is 10 years. The restricted stock awards and the options will vest over a seven-year period commencing with the first anniversary of the date of the awards and grants.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning securities authorized for issuance under equity compensation plans, the weighted average price of such securities and the number of securities remaining available for future issuance, as of December 31, 2005.

Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining and available for future issuance (1)
Plans approved by shareholders	1,843,607	$31.50	713,626
Plans not approved by shareholders (2) (3)	41,005	$32.81	4,310

Total	1,884,612	$31.53	717,936

(1)	The table includes 562,500 shares authorized under the IBERIABANK Corporation 2005 Stock Incentive Plan. As of December 31, 2005, no shares have been issued under this plan.

(2)	The Supplemental Stock Option Plan of 1999 was established for the purpose of improving the growth and profitability of the Company and subsidiary companies by providing employees and consultants with a proprietary interest in the Company as an incentive to contribute to the success of the Company and to reward employees and consultants for outstanding performance and the attainment of targeted goals. The aggregate number of shares authorized for issuance pursuant to this plan was 31,248.

(3)	Stock Purchase Warrants are included in this total and represent warrants to purchase 26,625 shares of Common Stock at weighted average exercise price of $30.88. These warrants were assumed in connection with the acquisition of Alliance Bank of Baton Rouge in February 2004. No subsequent awards of such warrants may be made.

AGREEMENTS WITH MANAGEMENT

In July 2001, the Company entered into a three-year employment agreement with Daryl G. Byrd that is automatically renewed for an additional year on each anniversary of the agreement unless not earlier than 90 days before the anniversary the Company gives notice that it will not be renewed. If his employment is terminated for other than Cause, as defined, disability, retirement or death, or if Mr. Byrd terminates his employment for Good Reason, as defined, he will be entitled to severance payments equal to the greater of one year’s compensation or his compensation for the remaining term of the agreement. If his employment is terminated by him within 30 days of a Change in Control of the Company, as defined, or within 90 days of an event constituting Good Reason occurring within three years of a Change of Control, or within 30 days of the first anniversary of a Change in Control, or if his employment is terminated by the Company without Cause within three years of a Change in Control, he will receive the greater of (i) his salary for the remaining term of the agreement, (ii) twice his salary, or (iii) his “Code 280G Maximum,” defined generally as 2.99 times his average compensation over the previous five years. In addition, he will be entitled to a continuation of benefits similar to those he was receiving at the time of such termination for the period otherwise remaining under the term of the agreement or until he obtains full-time employment with another employer, whichever occurs first. The aggregate severance payment and benefit subsidy that would be made to Mr. Byrd assuming his termination of employment under the foregoing circumstances at December 31, 2005, would have been approximately $2,415,000 and $48,000, respectively. If any payments to be made under the agreement are deemed to constitute “excess parachute payments” and, therefore, subject to an excise tax under Section 4999 of the Internal Revenue Code, the Company will pay him the amount of the excise tax plus an amount equal to any additional federal, state, or local taxes that may result because of such additional payment.

In October 2000, the Company entered into separate Change in Control Severance Agreements with John R. Davis, Michael J. Brown, George J. Becker III and Marilyn W. Burch providing for severance pay and benefits to the individual upon voluntary resignation within 30 days after a Change in Control of the Company, as defined, or if within three years of a Change in Control the individual resigns for Good Reason, as defined, or is terminated by the Company or its successor without Just Cause, as defined. In March 2004, the Company entered into a separate Change in Control Severance Agreement with Michael A. Naquin and in May 2005, the Company entered into a separate Change in Control Severance Agreement with Anthony J. Restel. The severance payment is 100% in the case of Mr. Davis, Mr. Brown and Mr. Naquin; and 70% in the case of Mr. Becker, Ms. Burch, and Mr. Restel, of each individual’s “Code Section 280G Maximum.” In addition, each will be entitled to continued medical and life benefits at Company expense for 39 months following termination of employment. The aggregate severance payment and benefit subsidy that would be made to Messrs. Becker, Brown, Davis, Naquin, Restel and Ms. Burch assuming their termination of employment under the foregoing circumstances at December 31, 2005, would have been respectively as follows: Mr. Becker - $696,045 and $35,138; Mr. Brown - $1,217,571 and $38,963; Mr. Davis - $1,123,051 and $43,037; Mr. Naquin - $771,325 and $42,608; Mr. Restel - $241,002 and $36,977; and Ms. Burch - $483,115 and $51,269. The Company will also make the individual whole for any excise tax imposed by the Internal Revenue Code with respect to any payments under the agreement.

The Company has entered into indemnification agreements with Daryl G. Byrd, Michael J. Brown and Michael A. Naquin providing for indemnification and advancement of expenses to the fullest extent permitted by law with respect to pending or threatened claims against them in their capacities as officers of the Company. Following a Change in Control, as defined, all determinations regarding a right to indemnity and advancement of expenses are to be made by an independent legal counsel. In the event of a potential Change in Control, the Company must create a trust for the benefit of the indemnitees, which upon a Change in Control may not be revoked or the principal thereof invaded without the indemnitees’ written consent. While not requiring the maintenance of directors’ and officers’ liability insurance, the indemnification agreements require that the indemnitees be provided with maximum coverage if there is such insurance.

REPORT OF THE COMPENSATION COMMITTEE

The mission of the Compensation Committee (the “Committee”) is to assure that compensation programs are effective in attracting and retaining Company and Bank executives, link pay to performance, are reasonable in light of Company economics and the relevant practices of other, similar companies, and are administered fairly and in the shareholders’ interests. The Committee acts on behalf of the Board of Directors in setting executive compensation policy, administering Board approved plans, approving benefit programs and making decisions for the Board with respect to the compensation of Company and Bank executives.

The goals of the Committee are to assist the Company and the Bank in attracting and retaining highly qualified management, motivating executives to achieve performance goals, rewarding management for outstanding performance and ensuring that the financial interests of management and shareholders are aligned.

The Committee held sixteen meetings during fiscal year 2005.

Overview. The Company’s compensation program for executive officers is designed to attract, retain, and motivate superior executive talent and to align a significant portion of each officer’s total compensation with the performance of the Company and the interests of its shareholders.

The Company maintains a performance-based compensation program for its senior executive officers. When performance is considered to have been exceptional, rewards can be above average / median labor market values, approaching or exceeding the 75th percentile of the labor market, as determined by the Committee’s independent consultant. When performance falls short of expectations, there may be no incentive compensation awards.

The Company has implemented a competitive total compensation program for executive officers composed of the following elements discussed below: base salary, annual bonus, and long-term incentive compensation.

Base Salary. Executive base salaries reflect the Company’s operating philosophy, culture and business direction with each salary determined subjectively by the skills, experience and performance level of the individual executive, and the needs and resources of the Company. Base salaries are targeted to median labor market levels based on reviews of published salary surveys and peer company compensation conducted by an independent compensation consulting firm. The Committee believes that the Company’s most direct competitors for executive talent are not necessarily restricted to those companies that are included in the industry index used to compare shareholder returns, but encompass a broader group of companies engaged in the recruitment and retention of executive talent in competition with the Company. Thus, the compensation peer group is not the same as, and is broader than, the companies comprising the SNL $1 Billion - $5 Billion Index in the graph under the Proxy Statement caption “Comparison of Five-Year Cumulative Total Returns.”

Annual Bonus. Annual bonuses may be earned by executive officers and other key employees. Payments are discretionary and are based on the overall performance of the Company. Annual bonus targets and goals for the CEO are recommended by the Committee’s independent consultant. The CEO recommends annual bonus targets and goals for other participants. The targets and goals incorporate the achievement of the current business plan projections and / or performance relative to other high performing banks. These goals may include, but are not limited to, earnings per share (“EPS”), EPS growth, balance sheet management, credit quality, operating efficiency, total shareholder return (stock price appreciation plus dividends), return on equity or return on average tangible equity, return on assets or return on average tangible assets, as well as the achievement of non-financial management business objectives. The mix and weighting of the targets and goals vary and are subjectively determined. The level of achievement determines the level of bonus. The maximum payout is two times the annual bonus target.

Long-Term Incentive Compensation. In 2005, the Board of Directors adopted and shareholders approved the IBERIABANK Corporation 2005 Stock Incentive Plan (“2005 Plan”). The maximum number of shares that currently may be issued for all awards is 562,500 shares, provided that the Company shall not issue more than 421,875 shares pursuant to awards in a form other than stock options and stock appreciation rights (“SARs”).

The 2005 Plan is designed to instill the economic incentives of ownership, create management incentives to improve shareholder value and, through the use of vesting periods, encourage executives to remain with the Company and focus on long-term results. The Committee awards stock-based incentives to qualifying participants with the type of award and number of shares awarded varying according to each participant’s current and expected contributions, position responsibility, salary, prior awards, and recent performance results.

The Committee limits the maximum number of awards to any individual in any calendar year to 50,000 shares. In addition, the maximum performance unit award and the maximum performance compensation award that any one participant may receive for any one performance period shall not together exceed 50,000 shares per year and $3,000,000 in cash.

The grant of stock incentives is designed to align the interests of executive officers with those of shareholders in the Company’s long-term performance. Stock options granted have exercise prices equal to the fair market value of the underlying shares on the date of grant so that compensation is earned only through long-term appreciation in the fair market value of the underlying shares. Stock options are generally granted on an annual basis if warranted by the Company’s performance. Shares of restricted stock are awarded in recognition of exceptional Company and individual performance. Repricing of previously granted stock options is not permitted.

In December 2005, the Committee recommended and the Board of Directors approved the acceleration of all outstanding stock options. As a result of this decision, all stock options became immediately exercisable on December 31, 2005 and the Company recorded $470,000 of compensation expense in 2005. All other terms and conditions of the stock option agreements remained unchanged. The Company expects to be able to achieve approximately $6,500,000 of expense savings over the next six years due to this decision.

Compensation of the Chief Executive Officer. The Committee and Board of Directors determined the compensation for Daryl G. Byrd, President and Chief Executive Officer (“CEO”), for 2005. The CEO’s compensation is based upon the same factors as described above for other members of executive management. In establishing the compensation for Mr. Byrd in 2005, including base salary as well as incentive opportunities and awards, the Committee considered the Company’s operational and financial performance as well as shareholder returns. These factors were considered in comparison to the Company’s performance in 2004 and both the salary surveys and peer company compensation described above, as well as the advice of the Committee’s independent compensation consulting firm. Mr. Byrd’s annual base salary for 2005 was increased to $410,000, an increase of 9% over 2004. This increase was less than the competitive labor market median as determined by the Committee’s independent consultant.

In December 2005, Mr. Byrd and the Company’s three Senior Executive Vice Presidents advised the Committee and the Board of Directors that, in light of the cost associated with the Company’s decision to accelerate the vesting of all outstanding stock options, they would forgo their rights to any annual bonus for 2005 to offset the cost of this decision. Accordingly, the Committee gave no consideration to any bonus award for this group of executives for 2005. See the “Summary Compensation Table” in the Proxy Statement.

During 2005, recognizing the CEO’s leadership in expanding a talented management team and in continuing to drive the Company’s operational and financial performance as well as shareholder returns, Mr. Byrd was granted stock options to purchase 35,000 shares of common stock and awarded 13,750 shares of restricted common stock. The stock options expire on the tenth anniversary of the grant. The restricted stock award vests in equal installments over a seven-year period starting with the first anniversary of the grant. These awards reflected recognition of the CEO’s performance described above, as well as the Committee’s and Board of Directors’ recognition of current and expected future contributions by Mr. Byrd to the Company’s success and continuing creation of shareholder value.

The CEO compensation program described above positioned Mr. Byrd’s 2005 total direct compensation (salary plus bonus plus present value of long-term incentives) toward the 75th percentile of the labor market for similar sized, high performing banks, as determined by the Committee’s independent consultant.

Recognizing the CEO’s extraordinary leadership during the difficult circumstances created by Hurricanes Katrina and Rita, as well as the Company’s overall performance in 2005, including its success in continuing to meet strategic objectives and increase shareholder value, and upon the advice of the Committee’s independent compensation consulting firm, effective February 27, 2006, Mr. Byrd’s base salary was increased to $446,900, an increase of 9% over 2005.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation. It limits deductible executive compensation to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation under plans approved by shareholders. The 2005 Plan, as approved by shareholders, is intended to qualify those awards that would be considered performance-based for exemption under Section 162(m). The Committee will continue to examine the impact of the deductibility limit on the Company and the executive group to determine when and if other aspects of the executive compensation program are affected by the limit and the appropriate actions necessary for the best interests of shareholders.

Committee Governance. The Committee will continue to review and evaluate executive compensation programs at least annually. When and where appropriate, the Committee will consult with its independent compensation consultant and its other advisors with respect to the proper design of programs to achieve the Company’s strategic business objectives and balance the interests of shareholders.

Following review and approval by the Committee, all issues pertaining to executive compensation policies and programs as well as recommendations on CEO compensation are submitted to the full Board of Directors for its approval.

E. Stewart Shea III, Chairman
Harry V. Barton, Jr.
William H. Fenstermaker
O. Miles Pollard, Jr.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three non-employee directors. The Board has made a determination that the members of the Audit Committee satisfy the listing standards of NASDAQ as to independence, financial literacy and experience. The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, as adopted by the Board of Directors of the Company. A copy of the Audit Committee Charter, as amended in 2004, was attached as Exhibit A to the Company’s proxy statement for the 2005 Annual Meeting of Shareholders. This is a report on the Committee’s activities relating to fiscal year 2005.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for fiscal year 2005 with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, underlying estimates and significant judgments used in the financial statements. Management has the responsibility for the preparation of the Company’s financial statements. Management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee reviewed the audited financial statements with the independent auditors, who are responsible for expressing an opinion on the conformity of those statements with generally accepted accounting principles, and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, the matters required to be communicated by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, and their independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

The Audit Committee also considered the compatibility of non-audit services with the independent auditors’ independence. In assessing requests for services by the independent auditors, the Audit Committee considers whether the independent auditors are likely to provide the most effective and efficient services based upon their familiarity with the Company and whether the services could enhance the Company’s ability to manage or control risk or improve audit quality.

The Audit Committee discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their audits, their evaluations of the Company’s systems of internal controls and the overall quality and adequacy of the Company’s financial reporting. The Audit Committee discussed with management, the internal auditors and the independent auditors the internal audit function’s organization, responsibilities, budget and staffing. Both the internal auditors and independent auditors have unrestricted access to the Audit Committee. The Audit Committee held sixteen meetings during fiscal year 2005.

The Audit Committee received reports throughout the year on the Company’s internal controls for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Audit Committee will continue to obtain updates by management on the process and will review management’s and the independent registered auditors’ evaluation of the Company’s system of internal controls included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission (“SEC”).

The Audit Committee, or its Chairman, met with, or held telephonic discussions with, the independent auditors and management prior to the release of the Company’s quarterly and annual financial information or the filing of any such information with the SEC. In reliance on the reviews and discussions referred to above, the Audit Committee also recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Audit Committee appointed, subject to shareholder ratification, the independent auditors for the fiscal year ending December 31, 2006.

Harry V. Barton, Jr., Chairman
Ernest P. Breaux, Jr.
David H. Welch

PERFORMANCE GRAPH

The following graph, which was prepared by SNL Financial LC (“SNL”), compares the cumulative total return on the Common Stock over a measurement period beginning December 31, 2000 with (i) the cumulative total return on the stocks included in the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) Composite Index and (ii) the cumulative total return on the stocks included in the SNL $1 Billion-$5 Billion Bank Index. All of these cumulative returns are computed assuming the quarterly reinvestment of dividends paid during the applicable period.

Index for the Period Ending	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
IBERIABANK Corporation	100.00	130.25	193.40	289.37	331.27	324.74
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL $1B-$5B Bank Index	100.00	121.50	140.26	190.73	235.40	231.38

The Common Stock of the Company is traded on the NASDAQ National Market under the “IBKC” ticker symbol. The stock price information shown above is not necessarily indicative of future price performance. Information used was obtained by SNL from sources believed to be reliable. The Company is not responsible for any errors or omissions in such information.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Report of the Compensation Committee, the stock price Performance Graph and the Report of the Audit Committee shall not be incorporated by reference in any such filings.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board of Directors of the Company, subject to shareholder ratification, has appointed the firm of Castaing, Hussey & Lolan, LLC, independent certified public accountants, to serve as the Company’s principal auditors and to perform the audit of the financial statements for the fiscal year ending December 31, 2006 and further directed that the selection of auditors be submitted for ratification by the shareholders at the Meeting.

Representatives of Castaing, Hussey & Lolan, LLC will be present at the Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

Shareholder ratification of the selection of Castaing, Hussey & Lolan, LLC as the Company’s independent public accountants is not required by the Company’s Bylaws or other applicable legal requirements. However, the Audit Committee is submitting the selection of Castaing, Hussey & Lolan, LLC to the shareholders for ratification as a matter of good corporate practice. In the event shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the shareholders’ best interests.

Audit Fees and Other Matters

Castaing, Hussey & Lolan, LLC provided audit services to the Company consisting of the annual audit of the Company’s 2004 and 2005 consolidated financial statements contained in the Company’s Annual Reports on Form 10-K and reviews of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for 2004 and 2005. Castaing, Hussey & Lolan, LLC did not provide any services related to the financial information systems design/implementation or internal audit outsourcing to the Company during 2004 and 2005.

The following table shows the aggregate fees billed to the Company for professional services by Castaing, Hussey & Lolan, LLC in fiscal years 2004 and 2005.

Fee Category	Fiscal Year 2005	% of Total	Fiscal Year 2004	% of Total
Audit Fees	$172,750	72%	$145,900	59%
Audit-related Fees	40,745	17	70,943	29
Tax Fees	23,456	10	28,190	11
All Other Fees	3,200	1	3,570	1

Total Fees	$240,151	100%	$248,603	100%

Audit Fees. These are fees related to professional services rendered in connection with the audit of the Company’s annual financial statements, reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q, and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards.

Audit-related Fees. These fees consisted primarily of audits of employee benefit plans, specific internal control process reviews and consultations regarding accounting and financial reporting.

Tax Fees. These are fees billed for professional services related to tax compliance, tax advice and tax planning, including services provided in connection with assistance in the preparation and filing of tax returns.

All Other Fees. These are fees for all other permissible services that do not meet the above category descriptions.

Pre-approval Policy

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Castaing, Hussey & Lolan, LLC. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Pre-approved services for 2005 and 2004 included only those non-audit services described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF CASTAING, HUSSEY & LOLAN, LLC AS INDEPENDENT AUDITORS OF THE COMPANY.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder wishes to have included in the proxy materials relating to the next annual meeting of shareholders must be in compliance with Rule 14a-8 under the 1934 Act and received at the principal executive offices of the Company, 200 West Congress Street, Lafayette, Louisiana 70501, Attention: George J. Becker III, Secretary, no later than December 4, 2006. With respect to the 2007 annual meeting, if the Company is not provided notice of a shareholder proposal by December 4, 2006, it will not be included in the Company’s proxy statement and form of proxy.

Shareholder proposals which are not submitted for inclusion in the Company’s proxy materials may be brought before an annual meeting pursuant to Article 9D of the Company’s Articles of Incorporation, which provides that the shareholder must give timely notice thereof in writing to the Secretary of the Company, setting forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and, to the extent known, any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of the Company’s capital stock which are beneficially owned by the shareholder on the date of such shareholder notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal (other than interests which all shareholders would have). To be timely with respect to the annual meeting of shareholders to be held in 2007, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company no later than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, or March 4, 2007. With respect to the 2007 annual meeting, if the Company does not receive a shareholder’s notice by such date, proxy holders will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in the proxy statement.

In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

OTHER MATTERS

Management is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named therein will vote such proxies as determined by a majority of the Board of Directors.

By Order of the Board of Directors

/s/ George J. Becker III
George J. Becker III
Secretary

Lafayette, Louisiana

April 3, 2006

REVOCABLE PROXY

IBERIABANK Corporation

ANNUAL MEETING OF SHAREHOLDERS

May 3, 2006

4:00 p.m. Central Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of IBERIABANK Corporation (the “Company”) as of March 21, 2006, hereby appoint(s) William H. Fenstermaker and George J. Becker III, or either of them, with full powers of substitution, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the Gallery on the 4th floor at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana, on Wednesday, May 3, 2006 at 4:00 p.m., Central Time, and at any adjournment thereof, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE

ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE

INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

ê FOLD AND DETACH HERE ê

IBERIABANK Corporation – ANNUAL MEETING, MAY 3, 2006

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-289-1750 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/ibkc and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Annual Meeting of Shareholders MAY 3, 2006		Revocable Proxy IBERIABANK Corporation					Please mark as indicated in this example		☒

							For	Against	Abstain
1. Election of Directors		For ☐	Withhold All ☐	For All Except ☐	2.	Ratification of the appointment of Castaing, Hussey & Lolan, LLC as the Company’s independent auditors for 2006.	☐	☐	☐

Nominees for a three-year term expiring in 2009:					3.	In their discretion, on other business as may properly come before the Annual Meeting.

(01) Ernest P. Breaux, Jr., (02) John N. Casbon, (03) Jefferson G. Parker						The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed above.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name or number in the space provided below.						Mark here if you pan to attend the Annual Meeting.			☐

_______________________________________________________

						Mark here for address change and note change below.			☐
____________________________________________

____________________________________________

____________________________________________

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS, AND, IF ANY OTHER BUSINESS IS PRESENTED AS TO WHICH THIS PROXY CONFERS DISCRETIONARY AUTHORITY, AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. YOU MAY REVOKE THIS PROXY AT ANY TIME BEFORE THE TIME IT IS VOTED AT THE ANNUAL MEETING.

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE GIVE TITLE. WHEN SHARES ARE HELD JOINTLY, EACH HOLDER MAY SIGN BUT ONLY ONE HOLDER NEED SIGN.

If voting by mail, please be sure to date and sign this instruction card in the box below.	Date

Shareholder sign above

* * * IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *

é    FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL    é

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Mail; or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m. Eastern Time, May 3, 2006. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., Eastern Time, May 3, 2006: 1-866-289-1750	Vote by Internet anytime prior to 3:00 a.m., Eastern Time, May 3, 2006 go to https://www.proxyvotenow.com/ibkc

Please note that the last vote received, whether by telephone, internet, or by mail, will be the vote counted.

Your vote is important!